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                                    AGREEMENT

          THIS AGREEMENT, effective as of this 6th day of November, 1996, by and between National Vision Associates, Ltd., a Georgia corporation (the "Company"), and ------------------------- (the "Executive").

                                W I T N E S S E T H:

          WHEREAS, the Company wishes to assure both itself and its key employees of continuity of management and objective judgment in the event of any Change in Control (as defined below) of the Company and to provide certain other benefits, and the Executive is a key employee of the Company and an integral part of its management;

          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

          I.  TERM OF AGREEMENT.

          This Agreement shall be effective immediately upon its execution by the parties hereto. The term of this Agreement shall be for a rolling, three
(3) year term commencing on the date hereof, and shall be deemed automatically (without further action by either the Company or the Executive) to extend each day for an additional day such that the remaining term of the Agreement shall continue to be three (3) years; provided, however, that on Executive's 62nd birthday this Agreement shall cease to extend automatically and, on such date, the remaining "term" of this Agreement shall be three (3) years; provided further, that the Company may, by notice to the Executive, cause this Agreement to cease to extend automatically and, upon such notice, the "Term" of this Agreement shall be three (3) years following such notice.

          II.  DEFINITIONS.

          1. Base Amount - The term "Base Amount" shall have the same meaning as ascribed to it under Section 280G(b) (3) of the Internal Revenue Code of 1986, as amended (the "Code").

          2.  Board - The Board of Directors of the Company, or its successor.

          3. Cause - The term "Cause" as used herein shall mean: (i) any act that constitutes, on the part of the Executive, (a) fraud, dishonesty, gross negligence, or willful misconduct and (b) that directly results in material injury to the Company, or (ii) the Executive's material breach of this Agreement, or (iii) the Executive's conviction of a felony or crime involving moral turpitude. A termination of the Executive for "Cause" based on clause
(i) or (ii) of the preceding sentence shall take effect thirty (30) days after the Company gives written notice of such termination to the Executive specifying the conduct deemed to qualify as Cause, unless the Executive shall, during such 30-day period, remedy the events or circumstances constituting Cause to the reasonable satisfaction of the Company. A termination for Cause based on clause (iii) above shall take effect immediately upon giving of the termination notice.

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          4.  Change in Control - The term "Change in Control" as used herein shall mean the occurrence of one of the following:

             (i) the Company consolidates or merges with or into another corporation, or is otherwise reorganized, if the Company is not the surviving corporation in such transaction or if after such transaction any other corporation, association or other person, entity or group or the shareholders thereof own, direct and/or indirectly, more than 50% of the then outstanding shares of common stock or more than 50% of the assets of the Company; or

            (ii) more than 35% of the then outstanding shares of common stock of the Company are, in a single transaction or in a series of related transactions, sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group, whether or not any such shareholder or any shareholders included in such group were shareholders of the Company prior to the Change in Control; or

           (iii) all or substantially all of the assets of the Company are sold or otherwise transferred to or otherwise acquired by any other corporation, association or other person, entity or group; or

            (iv) the occurrence of any other event or circumstance which is not covered by (i) through (iii) above which the Board determines affects control of the Company and constitutes a Change in Control for purpose of this Agreement.

          5. Disability - The term "Disability" shall mean the Executive's inability as a result of physical or mental incapacity to substantially perform his duties for the Company on a full-time basis for a period of six
(6) months.

          6. Excess Severance Payment - The term "Excess Severance Payment" shall have the same meaning as the term "excess parachute payment" defined in Section 280G(b) (1) of the Code.

          7. Severance Payment - The term "Severance Payment" shall have the same meaning as the term "parachute payment" defined in Section 280G(b)(2) of the Code.

          8. Present Value - The term "Present Value" shall have the same meaning as provided in Section 280G(d) (4) of the Code.

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          9.  Protected Period.  The greater of (a) 18 months or (b) the number (rounded downward to the nearest whole number) of months equal to (1) the Executive's current salary (as defined in Section III.2(a) of this Agreement) divided by (2) $10,000, provided, however, that in no event shall the Protected Period exceed 36 months.

         10. Reasonable Compensation - The term "Reasonable Compensation" shall have the same meaning as provided in Section 280G(b) (4) of the Code.

         11. Threatened Change in Control - Any pending tender offer for the Company's outstanding shares of common stock, or any pending offer to acquire the Company by merger or consolidation, or any other pending action or plan to effect a Change in Control of the Company.

          III.  BENEFITS UPON TERMINATION.

          1. Termination Upon Change in Control - If a Change in Control or Threatened Change in Control occurs during the term of this Agreement and the Executive's employment is terminated (i) within twenty-four (24) months following the date of the Change in Control, (ii) within six (6) months prior to the date of the Change in Control as a part of such Change in Control, or (iii) during the period commencing on the date a Threatened Change in Control becomes manifest and until it ends, and in the case of
(i), (ii), or (iii), such termination is a result of Involuntary
Termination or Voluntary Termination, as defined below, then the benefits described in Section 2 below shall, subject to Section IV.5 of this Agreement, be paid or provided to the Executive. The fact that Executive is eligible for early, normal or delayed retirement under a Company retirement plan at the time of his termination shall not make him ineligible to receive benefits hereunder.

          (a) Involuntary Termination - For purposes hereof, "Involuntary Termination" shall mean termination of employment that is involuntary on the part of the Executive and that occurs for reasons other than for Cause, Disability, or death.

          (b) Voluntary Termination - For purposes hereof, "Voluntary Termination" shall mean termination of employment that is voluntary on the part of the Executive, and, in the judgment of the Executive, is due to

               (i) the assignment to the Executive of any duties inconsistent with the Executive's title and status in effect prior to the Change in Control or Threatened Change in Control, or an adverse alteration in the nature or status of the Executive's responsibilities at the Company from those in effect immediately prior to the Change in Control or Threatened
               Change in Control (other than any such alteration primarily attributable to the fact that the Company may no longer be a public company);


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               (ii)  a reduction by the Company of the Executive's base
               salary from such salary in effect prior to the Change in Control or Threatened Change in Control;

               (iii) the relocation of the Company's principal executive offices to a location outside of the Atlanta, Georgia metropolitan area, or the Company's requiring the Executive to be based anywhere other than the Company's principal executive offices, except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

               (iv) the failure by the Company, without the Executive's consent, to pay to the Executive any portion of the Executive's then current compensation (including base salary and annual bonus), or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

               (v) the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control or Threatened Change in Control, which is material to the Executive's total compensation, including but not limited to the Company's annual bonus plan, Restated Stock Option and Incentive Award Plan, or any substitute plans adopted prior to the Change in Control or Threatened Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation in such plan (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, as existed at the time of the Change in Control or Threatened Change in Control; or

               (vi) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's life insurance, medical, health and accident or disability plans in which the Executive was participating at the time of the Change in Control or Threatened Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control or Threatened Change in Control.

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A termination shall not be considered voluntary within the meaning of this
Agreement if such termination is the result of Cause, Disability, or death of the Executive. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act relating to Voluntary Termination hereunder.

          2. Benefits to be Provided - If the Executive becomes eligible for benefits under Section 1 above, the Company shall pay or provide to the Executive the compensation and benefits set forth in this Section 2, provided, that if the Executive's Voluntary Termination is due to reasons stated in Sections 1(b)(i) or 1(b)(iii) above, the payments or benefits under subsections (a), (b) and (d) below shall only be provided for the Protected Period and be paid in the manner described in Section 2(a) below.

          (a) Salary - The Executive will continue to receive his current salary (subject to withholding of all applicable taxes and any amounts referred to in Section 2(b) below) for a period of thirty-six (36) months from his date of termination in the same manner as it was being paid as of the date of termination; provided, however, that the salary payments provided for hereunder shall be paid in a single lump sum payment, to be paid not later than 30 days after his termination of employment; provided, further, that the amount of such lump sum payment shall be determined by taking the salary payments to be made and discounting them to their Present Value on the date Executive's employment is terminated. For purposes hereof, the Executive's "current salary" shall be the highest rate in effect during the six-month period prior to the Executive's termination.

          (b) Health and Life Insurance Coverage - The health and life insurance benefits coverage (including any executive medical plan or split dollar insurance plan) provided to the Executive at his date of termination shall be continued by the Company at its expense at the same level and in the same manner as if his employment had not terminated (subject to the customary changes in such coverages if the Executive retires, reaches age 65 or similar events), beginning on the date of such termination and ending on the date twenty-four (24) months from the date of such termination. Any additional coverages the Executive had at termination, including dependent coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts. Any costs the Executive was paying for such coverages at the time of termination shall be paid by the Executive by separate check payable to the Company each month in advance. If the terms of any benefit plan referred to in this Section do not permit continued participation by the Executive, then the Company will arrange for other coverage at its expense providing substantially similar benefits. The coverages provided for in this Section shall be applied against and reduce the period for which COBRA will be provided.

          (c) Stock Options - As of the Executive's date of termination, all outstanding stock options granted to the Executive under any stock option plan or program maintained by the Company, shall become 100% vested and immediately exercisable.

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          (d)  Effect of Death - In the event of the Executive's death after he becomes entitled to benefits hereunder, the benefits shall be continued for the remainder of the 24-month period to his spouse. If the Executive is not married, the benefits shall cease on his date of death.

          IV.  LIMITATION OF BENEFITS.

          1. Limitation of Amount - Notwithstanding anything in this Agreement to the contrary, if any of the compensation or benefits payable, or to be provided, to the Executive by the Company under this Agreement are treated as Excess Severance Payments (whether alone or in conjunction with payments or benefits outside of this Agreement), the compensation and benefits provided under this Agreement shall be modified or reduced in the manner provided in Section 2 below to the extent necessary so that the compensation and benefits payable or to be provided to the Executive under this Agreement that are treated as Severance Payments, as well as any compensation or benefits provided outside of this Agreement that are so treated, shall not cause the Company to have paid an Excess Severance Payment. In computing such amount, the parties shall take into account all provisions of Code Section 280G, and the regulations thereunder, including making appropriate adjustments to such calculation for amounts established to be Reasonable Compensation. The determinations under this
Section IV.1 with regard to Excess Severance Payments shall be made by an independent accounting firm selected by the Company and the Executive, which shall provide detailed supporting calculations to the parties.

          2. Modification of Amount - In the event that the amount of any Severance Payments which would be payable to or for the benefit of the Executive under this Agreement must be modified or reduced to comply with this Article, the Executive shall direct which Severance Payments are to be modified or reduced; provided, however, that no increase in the amount of any payment shall be made without the consent of the Company.

          3. Avoidance of Penalty Taxes - This Article shall be interpreted so as to avoid the imposition of excise taxes on the Executive under Section 4999 of the Code or the disallowance of a deduction to the Company pursuant to Section 280G(a) of the Code with respect to amounts payable under this Agreement. In connection with any Internal Revenue Service examination, audit or other inquiry, the Company and the Executive agree to take action to provide, and to cooperate in providing, evidence to the Internal Revenue Service (and, if applicable, the state revenue department) that the compensation and benefits provided under this Agreement do not result in the payment of Excess Severance Payments.

          4. Additional Limitation - In addition to the limits otherwise provided in this Article, to the extent permitted by law the Executive may in his sole discretion elect to reduce (or change the timing of) any payments he may be eligible to receive under this Agreement to prevent the imposition of excise taxes on the Executive under Section 4999 of the Code or otherwise reduce or delay liability for taxes owed under the Code.

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          5.  Pooling of Interests Accounting - During the two-year period commencing on the date of this Agreement, the compensation and benefits provided for in Section III.2 of this Agreement shall not be payable following a transaction involving a Change in Control or Threatened Change in Control if both of the following circumstances exist:

          (a) The provisions contained in Article III of this Agreement create conditions which would, in the opinion of the independent certified public accountants of the Company, preclude the use of pooling of interests accounting, and

          (b) The completion of the transaction is conditioned upon the use of pooling of interests accounting.

          If both of the above described circumstances exist, then the Company and the Executive shall promptly, reasonably and in good faith endeavor to replace and supersede this Agreement with a new agreement which
(a) permits the transaction to be accounted for as a pooling of interests and (b) gives the Executive the economic and other benefits provided for in this Agreement.

          V.  MISCELLANEOUS.

          1. Notices - Any notice to a party required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered and shall be hand delivered, sent by facsimile transmission with request for confirmation of receipt, or mailed registered or certified mail (return receipt requested), to such party at such party's address as specified below, or at such other address as such party shall specify by notice to the other.

          If to the Company, to 296 Grayson Highway, Lawrenceville, Georgia
30245.

          If to the Executive, to his last address shown on the records of the Company. The Executive shall be responsible for providing the Company with a current address.

          2. Assignment - This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective executors, administrators, heirs, personal representatives and successors, but, except as hereinafter provided, neither this Agreement nor any right hereunder may be assigned or transferred by either party thereto, or by any beneficiary or any other person, nor be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy or other legal process of any kind against the Executive, his beneficiary or any other person. Notwithstanding the foregoing, any person or business entity succeeding to substantially all of the business of the Company by purchase, merger, consolidation, sale of assets or otherwise, shall be bound by and shall adopt and assume this Agreement and the Company shall obtain the assumption of this Agreement by such successor. Failure by the Company to obtain

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such assumption and agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle Executive to the same compensation and benefits upon Involuntary Termination or Voluntary Termination as if a Change in Control or Threatened Change in Control had occurred. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

          3. No Obligation to Fund - The agreement of the Company (or its successor) to make payments to the Executive hereunder shall represent solely the unsecured obligation of the Company (and its successor), except to the extent the Company (or its successors) in its sole discretion elects in whole or in part to fund its obligations under this Agreement pursuant to a trust arrangement or otherwise.

          4. Applicable Law - This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

          5. Arbitration of Disputes; Expenses - All claims by the Executive for compensation and benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of a decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive's claim has been denied. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Atlanta, Georgia, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The arbitration award shall be final and binding upon the parties and judgment upon the award may be entered on the arbitrator's award in any court having jurisdiction. In the event the Executive incurs legal fees and other expenses in seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful, in whole or in part, in obtaining or enforcing any such rights or benefits through settlement, arbitration or otherwise, the Company shall promptly pay the Executive's reasonable legal fees and expenses incurred in enforcing this Agreement and the fees of the arbitrator. Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute, provided, that the fee for the arbitrator shall be shared equally.

          6. Amendment - This Agreement may only be amended by a written instrument signed by the parties hereto, which makes specific reference to this Agreement.

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          7.  Severability - If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.

          8. Other Benefits - Nothing in this Agreement shall limit or replace the compensation or benefits payable to the Executive, or otherwise adversely affect the Executive's rights, under any other benefit plan, program or agreement to which the Executive is a party.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officers and the Executive has hereunder set his hand, as of the date first above written.

                                        NATIONAL VISION ASSOCIATES, LTD.


                                        By:
                                        Title:

(Corporate Seal)


Attest:
           Secretary

                                        EXECUTIVE



                                        /s/



                                        9
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                 SCHEDULE TO CHANGE IN CONTROL AGREEMENT


     The following executive officers have executed this form agreement:

                            Michael J. Boden
                            Sandra M. Buffa
                            Mitchell Goodman
                            James W. Krause
                            D. Michael Lampman
                            Robert W. Stein